                             [letterhead]

                             May 31, 1994





Liberty National Bancorp, Inc.          BANC ONE CORPORATION
  and Its Shareholders                  100 East Broad Street
416 West Jefferson Street               Columbus, Ohio  43271
Louisville, Kentucky  40202

  Re:  Merger of Aaron Acquisition Corporation
       WITH AND INTO LIBERTY NATIONAL BANCORP, INC.
       --------------------------------------------

Gentlemen:

  Pursuant to #12 of the merger agreement dated November 2, 1993 by and among Liberty National Bancorp, Inc. ("Liberty"), Aaron Acquisition Corporation ("Acquisition Corp.") and BANC ONE CORPORATION ("BANC ONE") (the "Merger Agreement"), our opinion has been requested with respect to certain of the federal income tax consequences of the merger of Acquisition Corp., the wholly-owned subsidiary of BANC ONE, with and into Liberty (the "Merger"). Under the Merger, the shareholders of Liberty will receive shares of BANC ONE voting common stock.

                               DOCUMENTS EXAMINED

  In connection with the rendering of our opinion, we have examined the following:

  1. The Merger Agreement.

  2. The Registration Statement on Form S-4 under the Securities Act of 1933 filed by BANC ONE with respect to the BANC ONE common stock to be issued in connection with the Merger (the "Registration Statement").

  3. Such other documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.





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                                Ex. 8-1

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                                [letterhead]
Liberty National Bancorp, Inc.
BANC ONE CORPORATION
May 31, 1994
Page 2


   In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate action in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                              FACTUAL ASSUMPTIONS

  In rendering this opinion, we have made the following assumptions as to factual matters.

  1. The representations and warranties of the parties contained in the documents listed in the section entitled Documents Examined that may be deemed material to this opinion are all true in all material respects as of the date hereof.

  2. The representations as to factual matters of Liberty, BANC ONE and Acquisition Corp. contained in one or more Representation Certificates are all true in all material respects as of the date hereof.

  3. The Merger shall be consummated, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement shall be consummated in accordance with the terms and conditions of the applicable documents.

  4. The Merger will qualify as a merger under applicable state law.

                             LIMITATIONS ON OPINION

  The following limitations apply with respect to this opinion:

  1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and the interpretations thereof by the Internal Revenue Service and




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                                Ex. 8-2

                                [letterhead]
Liberty National Bancorp, Inc.
BANC ONE CORPORATION
May 31, 1994
Page 3


     those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retroactively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling which may have a bearing on any of the foregoing.

  2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than set forth below.

  3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may render all or part of this opinion inapplicable to the Merger.

                                   OPINION

  Based upon and subject to the foregoing, it is our opinion that:

  1. The statutory merger of Acquisition Corp. with and into Liberty will constitute a reorganization within the meaning of Section 368(a)(1)(A) and
     Section 368(a)(2)(E) of the Code.

  2. No gain or loss will be recognized by BANC ONE or Liberty as a consequence of the Merger.

  3. No gain or loss will be recognized by the shareholders of Liberty on the exchange of their shares of Liberty common stock for shares of BANC ONE common stock (except for any gain or loss attributable to any cash received pursuant to the exercise of statutory dissenters' rights or for fractional share interests to which they may be entitled).

  4. The federal income tax basis of the BANC ONE common stock received by the shareholders of Liberty (including fractional share interests to which they may be entitled) for their shares of Liberty common stock will be the same as the




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                                        Ex. 8-3

                                [letterhead]
Liberty National Bancorp, Inc.
BANC ONE CORPORATION
May 31, 1994
Page 4


     federal income tax basis of the Liberty common stock surrendered in exchange therefor.


  5. The holding period for the BANC ONE common stock received by shareholders of Liberty in exchange for their shares of Liberty common stock will include the period for which the Liberty common stock exchanged therefor was held, provided that the exchanged Liberty common stock was held as a capital asset by such shareholder on the date of the exchange.


  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Respectfully submitted,

                                /s/ Squire, Sanders & Dempsey








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                                Ex. 8-4